As filed with the Securities and Exchange Commission on August 7, 2012
Registration No. 333-179896
~~_____________________________________________________________________________________________________________________________________________________________~~
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________________________
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
 _____________________________________
REALOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6531	20-4381990
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Campus Drive
Parsippany, New Jersey 07054
(973) 407-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
 ____________________________________
DOMUS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	6531	20-8050955
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Campus Drive
Parsippany, New Jersey 07054
(973) 407-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
 ____________________________________
GUARANTORS LISTED ON SCHEDULE A HERETO
Marilyn J. Wasser, Esq.
Realogy Corporation
One Campus Drive
Parsippany, New Jersey 07054
(973) 407-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
 ____________________________________
Copies to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-179896
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
~~_____________________________________________________________________________________________________________________________________________________________~~

SCHEDULE A
The address for each of the guarantors listed below is One Campus Drive, Parsippany, New Jersey 07054. The primary standard industrial classification code number for each of the guarantors listed below is 6531. The guarantors, the states of incorporation or organization for each guarantor and the IRS employer identification number for each guarantor is listed below.

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Burrow Escrow Services, Inc.	California	33-0876967
Coldwell Banker Real Estate LLC	California	95-3656885
Coldwell Banker Residential Brokerage Company	California	95-3140237
Coldwell Banker Residential Real Estate LLC	California	95-3522685
Coldwell Banker Residential Referral Network	California	33-0196250
Cornerstone Title Company	California	33-0955745
Equity Title Company	California	95-3415676
Case Title Company	California	95-2951502
National Coordination Alliance LLC	California	33-0477770
NRT West, Inc.	California	45-3744709
Realogy Operations LLC	California	95-2699378
Referral Network Plus, Inc.	California	26-2299918
Valley of California, Inc.	California	94-1615655
West Coast Escrow Company	California	95-4037858
Colorado Commercial, LLC	Colorado	84-1539312
Guardian Title Agency, LLC	Colorado	84-1300104
NRT Colorado LLC	Colorado	84-1474328
Referral Network, LLC	Colorado	84-1541495
Better Homes and Gardens Real Estate Licensee LLC	Delaware	26-1483161
Better Homes and Gardens Real Estate LLC	Delaware	26-1439164
Burgdorff LLC	Delaware	26-0376660
Career Development Center, LLC	Delaware	20-5782611
Cartus Asset Recovery Corporation	Delaware	26-3108651
Cartus Corporation	Delaware	94-1717274
CB Commercial NRT Pennsylvania LLC	Delaware	37-1653141
CDRE TM LLC	Delaware	20-5122543
Century 21 Real Estate LLC	Delaware	95-3414846
CGRN, Inc.	Delaware	22-3652986
Coldwell Banker LLC	Delaware	33-0320545
Coldwell Banker Real Estate Services LLC	Delaware	26-0376845
Coldwell Banker Residential Brokerage LLC	Delaware	33-0722736
Domus Holdings Corp.	Delaware	20-8050955
Equity Title Messenger Service Holding LLC	Delaware	14-1871488
ERA Franchise Systems LLC	Delaware	22-3419810
First California Escrow Corporation	Delaware	20-2923040
Franchise Settlement Services LLC	Delaware	20-0922030
Global Client Solutions LLC	Delaware	26-3051498
Guardian Holding Company	Delaware	20-0597637
Gulf South Settlement Services, LLC	Delaware	20-2668391
Jack Gaughen LLC	Delaware	26-0376973
Keystone Closing Services LLC	Delaware	23-2930568
NRT Arizona Commercial LLC	Delaware	20-3697457

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
NRT Arizona LLC	Delaware	20-3392792
NRT Arizona Referral LLC	Delaware	20-3697479
NRT Columbus LLC	Delaware	31-1794070
NRT Commercial LLC	Delaware	52-2173782
NRT Commercial Utah LLC	Delaware	87-0679989
NRT Development Advisors LLC	Delaware	20-0442165
NRT Devonshire LLC	Delaware	26-2333684
NRT Hawaii Referral, LLC	Delaware	20-3574360
NRT LLC	Delaware	33-0769705
NRT Mid-Atlantic LLC	Delaware	26-0393458
NRT Missouri LLC	Delaware	64-0965388
NRT Missouri Referral Network LLC	Delaware	26-0393293
NRT New England LLC	Delaware	04-2154746
NRT New York LLC	Delaware	13-4199334
NRT Northfork LLC	Delaware	26-0840964
NRT Philadelphia LLC	Delaware	27-3478613
NRT Pittsburgh LLC	Delaware	26-0393427
NRT Referral Network LLC	Delaware	80-0506617
NRT Relocation LLC	Delaware	20-0011685
NRT REOExperts LLC	Delaware	26-2707374
NRT Settlement Services of Missouri LLC	Delaware	26-0006000
NRT Settlement Services of Texas LLC	Delaware	52-2299482
NRT Sunshine Inc.	Delaware	51-0455827
NRT Utah LLC	Delaware	87-0679991
ONCOR International LLC	Delaware	20-5470167
Real Estate Referral LLC	Delaware	26-0393629
Real Estate Referrals LLC	Delaware	26-0393668
Real Estate Services LLC	Delaware	22-3770721
Realogy Franchise Group LLC	Delaware	20-4206821
Realogy Global Services LLC	Delaware	22-3528294
Realogy Licensing LLC	Delaware	22-3544606
Realogy Services Group LLC	Delaware	20-1572338
Realogy Services Venture Partner LLC	Delaware	20-2054650
Secured Land Transfers LLC	Delaware	26-0184940
Sotheby’s International Realty Affiliates LLC	Delaware	20-1077136
Sotheby’s International Realty Licensee LLC	Delaware	20-1077287
Sotheby’s International Realty Referral Company, LLC	Delaware	20-4568253
Title Resource Group Affiliates Holdings LLC	Delaware	20-0597595
Title Resource Group Holdings LLC	Delaware	22-3868607
Title Resource Group LLC	Delaware	22-3680144
Title Resource Group Services LLC	Delaware	22-3788990
Title Resources Incorporated	Delaware	76-0594000
TRG Services, Escrow, Inc.	Delaware	26-1512603
World Real Estate Marketing LLC	Delaware	26-3623204
WREM, Inc.	Delaware	27-1798705
Referral Network LLC	Florida	59-2541359
St. Joe Title Services LLC	Florida	59-3508965
The Sunshine Group (Florida) Ltd. Corp.	Florida	13-3329821

Exact name of registrant as specified in its charter	State of incorporation or organization	IRS employer identification no.
Coldwell Banker Commercial Pacific Properties LLC	Hawaii	99-0335507
Coldwell Banker Pacific Properties LLC	Hawaii	99-0323981
NRT Insurance Agency, Inc.	Massachusetts	04-3332208
Referral Associates of New England LLC	Massachusetts	04-3079542
Mid-Atlantic Settlement Services LLC	Maryland	52-1851057
Sotheby’s International Realty, Inc.	Michigan	38-2556952
Burnet Realty LLC	Minnesota	41-1660781
Burnet Title LLC	Minnesota	41-1926464
Burnet Title Holding LLC	Minnesota	41-1840763
Home Referral Network LLC	Minnesota	41-1685091
Market Street Settlement Group LLC	New Hampshire	02-0505642
The Sunshine Group, Ltd.	New York	13-3329821
Coldwell Banker Residential Referral Network, Inc.	Pennsylvania	25-1485174
TRG Settlement Services, LLP	Pennsylvania	25-1810204
Lakecrest Title, LLC	Tennessee	38-3682041
Alpha Referral Network LLC	Texas	33-0443969
American Title Company of Houston	Texas	75-2477592
ATCOH Holding Company	Texas	76-0452401
NRT Texas LLC	Texas	75-2412614
Processing Solutions LLC	Texas	76-0006215
TAW Holding Inc.	Texas	76-0593996
Texas American Title Company	Texas	74-1909700
Waydan Title, Inc.	Texas	76-0443701

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 to Form S-1 Registration Statement (333-179896) is filed pursuant to Rule 462(d) solely to add Exhibit 15.3 and 15.4 to such Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16(a) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

15.3*	Letter Regarding Domus Holdings Corp. Unaudited Interim Financial Statements.
15.4*	Letter Regarding Realogy Corporation Unaudited Interim Financial Statements.
 __________

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 7th of August, 2012.

REALOGY CORPORATION

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

*	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2012
Richard A. Smith

/S/ ANTHONY E. HULL	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 7, 2012
Anthony E. Hull

*	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 7, 2012
Dea Benson

*	Director	August 7, 2012
Marc E. Becker

*	Director	August 7, 2012
Scott Kleinman

*	Director	August 7, 2012
M. Ali Rashid

*	Director	August 7, 2012
V. Ann Hailey

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 7th of August, 2012.

DOMUS HOLDINGS CORP.

By:	/s/ ANTHONY E. HULL
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

*	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2012
Richard A. Smith

/S/ ANTHONY E. HULL	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 7, 2012
Anthony E. Hull

*	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 7, 2012
Dea Benson

*	Director	August 7, 2012
Marc E. Becker

*	Director	August 7, 2012
Scott Kleinman

*	Director	August 7, 2012
M. Ali Rashid

*	Director	August 7, 2012
V. Ann Hailey

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact

SIGNATURES
Pursuant to the requirements of the Securities Act the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 7th of August, 2012.

NRT INSURANCE AGENCY, INC.
REALOGY OPERATIONS LLC
REALOGY SERVICES GROUP LLC
REALOGY SERVICES VENTURE PARTNER LLC

By:	/S/ ANTHONY E. HULL

Name:	Anthony E. Hull

Title:	Chief Financial Officer

CARTUS CORPORATION
CDRE TM LLC
CARTUS ASSET RECOVERY CORPORATION
LAKECREST TITLE, LLC
NRT PHILADELPHIA LLC
REFERRAL NETWORK LLC
SOTHEBY'S INTERNATIONAL REALTY LICENSEE LLC
WREM, INC.

By:	/S/ ANTHONY E. HULL

Name:	Anthony E. Hull

Title:	Executive Vice President & Treasurer

AMERICAN TITLE COMPANY OF HOUSTON
ATCOH HOLDING COMPANY
BURNET TITLE LLC
BURNET TITLE HOLDING LLC
BURROW ESCROW SERVICES, INC.
CORNERSTONE TITLE COMPANY
EQUITY TITLE COMPANY
EQUITY TITLE MESSENGER SERVICE HOLDING LLC
FIRST CALIFORNIA ESCROW CORPORATION
FRANCHISE SETTLEMENT SERVICES LLC
GUARDIAN HOLDING COMPANY
GUARDIAN TITLE AGENCY, LLC
CASE TITLE COMPANY
GULF SOUTH SETTLEMENT SERVICES, LLC
KEYSTONE CLOSING SERVICES LLC
MARKET STREET SETTLEMENT GROUP LLC
MID-ATLANTIC SETTLEMENT SERVICES LLC
NATIONAL COORDINATION ALLIANCE LLC
NRT SETTLEMENT SERVICES OF MISSOURI LLC
NRT SETTLEMENT SERVICES OF TEXAS LLC
PROCESSING SOLUTIONS LLC
SECURED LAND TRANSFERS LLC
ST. JOE TITLE SERVICES LLC
TAW HOLDING INC.
TEXAS AMERICAN TITLE COMPANY
TITLE RESOURCE GROUP AFFILIATES HOLDINGS LLC
TITLE RESOURCE GROUP HOLDINGS LLC

TITLE RESOURCE GROUP LLC
TITLE RESOURCE GROUP SERVICES LLC
TITLE RESOURCES INCORPORATED
TRG SERVICES, ESCROW, INC.
TRG SETTLEMENT SERVICES, LLP
WAYDAN TITLE, INC.
WEST COAST ESCROW COMPANY

By:	/S/ THOMAS N. RISPOLI

Name:	Thomas N. Rispoli

Title:	Chief Financial Officer

BETTER HOMES AND GARDENS REAL ESTATE LLC
BETTER HOMES AND GARDENS REAL ESTATE LICENSEE LLC
CENTURY 21 REAL ESTATE LLC
CGRN, INC.
COLDWELL BANKER LLC
COLDWELL BANKER REAL ESTATE LLC
ERA FRANCHISE SYSTEMS LLC
GLOBAL CLIENT SOLUTIONS LLC
ONCOR INTERNATIONAL LLC
REALOGY FRANCHISE GROUP LLC
REALOGY GLOBAL SERVICES LLC
REALOGY LICENSING LLC
SOTHEBY'S INTERNATIONAL REALTY AFFILIATES LLC
WORLD REAL ESTATE MARKETING LLC

By:	/S/ ANDREW G. NAPURANO

Name:	Andrew G. Napurano

Title:	Chief Financial Officer

ALPHA REFERRAL NETWORK LLC
BURGDORFF LLC
BURNET REALTY LLC
CAREER DEVELOPMENT CENTER, LLC
CB COMMERCIAL NRT PENNSYLVANIA LLC
COLDWELL BANKER COMMERCIAL PACIFIC PROPERTIES LLC
COLDWELL BANKER PACIFIC PROPERTIES LLC
COLDWELL BANKER REAL ESTATE SERVICES LLC
COLDWELL BANKER RESIDENTIAL BROKERAGE COMPANY
COLDWELL BANKER RESIDENTIAL BROKERAGE LLC
COLDWELL BANKER RESIDENTIAL REAL ESTATE LLC
COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK
COLDWELL BANKER RESIDENTIAL REFERRAL NETWORK, INC.
COLORADO COMMERCIAL, LLC
HOME REFERRAL NETWORK LLC
JACK GAUGHEN LLC
NRT ARIZONA LLC
NRT ARIZONA COMMERCIAL LLC

NRT ARIZONA REFERRAL LLC
NRT COLORADO LLC
NRT COLUMBUS LLC
NRT COMMERCIAL LLC
NRT COMMERCIAL UTAH LLC
NRT DEVELOPMENT ADVISORS LLC
NRT DEVONSHIRE LLC
NRT HAWAII REFERRAL, LLC
NRT LLC
NRT MID-ATLANTIC LLC
NRT MISSOURI LLC
NRT MISSOURI REFERRAL NETWORK LLC
NRT NEW ENGLAND LLC
NRT NEW YORK LLC
NRT NORTHFORK LLC
NRT PITTSBURGH LLC
NRT REFERRAL NETWORK LLC
NRT RELOCATION LLC
NRT REOEXPERTS LLC
NRT SUNSHINE INC.
NRT TEXAS LLC
NRT UTAH LLC
NRT WEST, INC.
REAL ESTATE REFERRAL LLC
REAL ESTATE REFERRALS LLC
REAL ESTATE SERVICES LLC
REFERRAL ASSOCIATES OF NEW ENGLAND LLC
REFERRAL NETWORK, LLC
REFERRAL NETWORK PLUS, INC.
SOTHEBY'S INTERNATIONAL REALTY, INC.
SOTHEBY'S INTERNATIONAL REALTY
REFERRAL COMPANY, LLC
THE SUNSHINE GROUP (FLORIDA) LTD. CORP.
THE SUNSHINE GROUP, LTD.
VALLEY OF CALIFORNIA, INC.

By:	/S/ KEVIN R. GREENE

Name:	Kevin R. Greene

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/S/ ANTHONY E. HULL	(2)	August 7, 2012
Anthony E. Hull

*	(3)	August 7, 2012
Thomas N. Rispoli

*	(4)	August 7, 2012
Andrew G. Napurano

*	(5)	August 7, 2012
Eric Barnes

*	(6)	August 7, 2012
Kevin R. Greene

*	(7)	August 7, 2012
Donald J. Casey

*	(8)	August 7, 2012
Marilyn J. Wasser

*	(9)	August 7, 2012
Robert Way

*	(10)	August 7, 2012
David J. Weaving

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact

Name	Title	Date

*	(11)	August 7, 2012
Marvin Levin

*	(12)	August 7, 2012
Terrence D. Wright

*	(13)	August 7, 2012
E. Neil Gulley

*	(14)	August 7, 2012
Kevin J. Kelleher

*	(15)	August 7, 2012
Tony Wong

*	(16)	August 7, 2012
Alexander E. Perriello III

*	(17)	August 7, 2012
Bruce G. Zipf

*	(18)	August 7, 2012
Charlotte Sears

*	(19)	August 7, 2012
Clark W. Toole, III

*	(20)	August 7, 2012
Richard P. Tucker

*	(21)	August 7, 2012
Paula A. Singleton

*	(22)	August 7, 2012
Martha Louise Appel

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact

Name	Title	Date

*	(23)	August 7, 2012
Malcolm MacEwen

*	(24)	August 7, 2012
Steven Bogden

*	(25)	August 7, 2012
Alec String

*	(26)	August 7, 2012
Collin Ellingson

*	(27)	August 7, 2012
James Dohr

*	(28)	August 7, 2012
Patricia A. Villani

*	(29)	August 7, 2012
Patricia H. Cole

*	(30)	August 7, 2012
Kelly Kennedy Mack

*	(31)	August 7, 2012
William D. Yahn

*	(32)	August 7, 2012
David Krieger

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact

Name	Title	Date

*	(33)	August 7, 2012
Michael Coen

*	(34)	August 7, 2012
Bernadette Tucker

*	(35)	August 7, 2012
Hilry S. Stroup

*	(36)	August 7, 2012
Sherry Chris

*	(37)	August 7, 2012
Esther Semlak

*	(38)	August 7, 2012
Richard W. Davidson

*	(39)	August 7, 2012
James R. Gillespie

*	(40)	August 7, 2012
George Hackettt

*	(41)	August 7, 2012
Charles G. Young

*	(42)	August 7, 2012
Vikas Bangia

/S/ RICHARD HEARN	(43)	August 7, 2012
Richard Hearn

*	(44)	August 7, 2012
Nancy J. LoRusso

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact

Name	Title	Date

*	(45)	August 7, 2012
Richard A. Smith

*	(46)	August 7, 2012
Michael R. Good

*	(47)	August 7, 2012
Kathryn Korte

*By: /S/ ANTHONY E. HULL
Anthony E. Hull
Attorney-in-Fact
_______________

1
Each entity listed below is a single member limited liability company managed by its sole member or a limited liability partnership and does not have a board of directors or similar body. A separate signature page of each sole member or partner, as applicable, is included elsewhere in this Registration Statement.

Alpha Referral Network LLC is managed by its sole member, Coldwell Banker Residential Referral Network.
Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker LLC, ERA Franchise Systems LLC, NRT LLC, Realogy Franchise Group LLC, Realogy Global Services LLC, Realogy Licensing LLC, Realogy Operations LLC, Realogy Services Venture Partner LLC, Sotheby's International Realty Affiliates LLC, Sotheby's International Realty Licensee LLC and Title Resource Group LLC are managed by their sole member, Realogy Services Group LLC.
Burgdorff LLC, Burnet Realty LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Residential Brokerage LLC, Home Referral Network LLC, NRT Colorado LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Mid-Atlantic LLC, NRT Texas LLC, NRT Utah LLC and Real Estate Services LLC are managed by their sole member, NRT LLC.
Career Development Center, LLC is managed by its sole member, NRT Arizona LLC.
Coldwell Banker Pacific Properties LLC is managed by its sole member, Coldwell Banker Real Estate Services LLC.
Coldwell Banker Real Estate LLC is managed by its sole member, Coldwell Banker LLC.
Coldwell Banker Real Estate Services LLC, NRT Columbus LLC and NRT Pittsburgh LLC are managed by their sole member, Coldwell Banker Residential Real Estate LLC.
Colorado Commercial, LLC and Referral Network, LLC are managed by its sole member, NRT Colorado LLC.
Burnet Title Holding LLC, Burnet Title LLC, Keystone Closing Services LLC, Processing Solutions LLC, St. Joe Title Services LLC, Equity Title Messenger Service Holding LLC, Franchise Settlement Services LLC, Guardian Title Agency, LLC, Lakecrest Title, LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Secured Land Transfers LLC and Title Resource Group Holdings LLC are managed by their sole member, Title Resource Group LLC.
Global Client Solutions LLC and ONCOR International LLC are managed by their sole member, Realogy Franchise Group LLC.
Gulf South Settlement Services, LLC is managed by its sole member, Title Resource Group Affiliates Holdings, Inc.
Market Street Settlement Group LLC and Title Resource Group Affiliates Holdings LLC are managed by their sole member, Title Resource Group Holdings LLC.
NRT Northfork LLC is managed by its sole member, NRT New York LLC.
Real Estate Referral LLC is managed by its sole member, NRT New England LLC.
Real Estate Referrals LLC is managed by its sole member, NRT Mid-Atlantic LLC.

Realogy Services Group LLC is managed by its sole member, Realogy Corporation.
Title Resource Group Services LLC is managed by its sole member, St. Joe Title Services LLC.
TRG Settlement Services, LLP is managed by its General Partner, Title Resource Group LLC and its Limited Partner, Title Resource Group Services LLC.
World Real Estate Marketing LLC is managed by its sole member, Century 21 Real Estate LLC.

2
Anthony E. Hull has signed this Post-Effective Amendment to the Registration Statement as Executive Vice President and Chief Financial Officer of the following entities: NRT Insurance Agency, Inc., Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

3
Thomas N. Rispoli has signed this Post-Effective Amendment to the Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: American Title Company of Houston, ATCOH Holding Company, Burnet Title Holding LLC, Burnet Title LLC, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, Equity Title Messenger Service Holding LLC, First California Escrow Corporation, Franchise Settlement Services LLC, Guardian Holding Company, Guardian Title Agency, LLC, Case Title Company, Gulf South Settlement Services, LLC, Keystone Closing Services LLC, Lakecrest Title, LLC, Market Street Settlement Group LLC, Mid-Atlantic Settlement Services LLC, National Coordination Alliance LLC, NRT Settlement Services of Missouri LLC, NRT Settlement Services of Texas LLC, Processing Solutions LLC, Secured Land Transfers LLC, St. Joe Title Services LLC, TAW Holding Inc., Texas American Title Company, Title Resource Group Affiliates Holdings LLC, Title Resource Group Holdings LLC, Title Resource Group LLC, Title Resource Group Services LLC, Title Resources Incorporated, TRG Services, Escrow, Inc., TRG Settlement Services, LLP, Waydan Title, Inc. and West Coast Escrow Company. Thomas N. Rispoli has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Equity Title Company, First California Escrow Corporation, Texas American Title Company and Waydan Title, Inc.

4
Andrew G. Napurano has signed this Post-Effective Amendment to the Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Better Homes and Gardens Real Estate Licensee LLC, Better Homes and Gardens Real Estate LLC, Century 21 Real Estate LLC, Coldwell Banker Real Estate LLC, ERA Franchise Systems LLC, Global Client Solutions LLC, ONCOR International LLC, Realogy Franchise Group LLC, Sotheby's International Realty Affiliates LLC, Sotheby's International Realty Licensee LLC, World Real Estate Marketing LLC and WREM, Inc. Andrew G. Napurano has signed this Post-Effective Amendment to the Registration Statement as the Chief Operating Officer and Chief Financial Officer of CGRN, Inc. Andrew G. Napurano has signed this Post-Effective Amendment to the Registration Statement as the Chief Financial Officer and Chief Administrative Officer of the following entities: Coldwell Banker LLC, Realogy Global Services LLC and Realogy Licensing LLC.

5
Eric Barnes has signed this Post-Effective Amendment to the Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Cartus Asset Recovery Corporation and Cartus Corporation.

6
Kevin R. Greene has signed this Post-Effective Amendment to the Registration Statement as Senior Vice President and Chief Financial Officer of the following entities: Alpha Referral Network LLC, Burgdorff LLC, Burnet Realty LLC, CB Commercial NRT Pennsylvania LLC, Career Development Center, LLC, CDRE TM LLC, Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Coldwell Banker Residential Referral Network, Inc., Colorado Commercial, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, NRT West, Inc., Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby's International Realty Referral Company, LLC, Sotheby's International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd. and Valley of California, Inc.

7
Donald J. Casey has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of the following entities: Franchise Settlement Services LLC, Keystone Closing Services LLC, National Coordination Alliance LLC, Secured Land Transfers LLC, Title Resource Group LLC and Title Resource Group Holdings LLC. Donald J. Casey has signed this Post-Effective Amendment to the Registration Statement as President of the following entities: Equity Title Messenger Service Holding LLC, Gulf South Settlement Services, LLC, Lakecrest Title,

LLC, NRT Settlement Services of Texas LLC, Title Resource Group Affiliates Holdings LLC, Title Resource Group Services LLC, and TRG Settlement Services, LLP. Donald J. Casey has signed this Post-Effective Amendment to the Registration Statement as Chief Executive Officer of Cornerstone Title Company and Market Street Settlement Group LLC. Donald J. Casey has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Case Title Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated, TRG Services, Escrow, Inc., Waydan Title, Inc. and West Coast Escrow Company.

8
Marilyn J. Wasser has signed this Post-Effective Amendment to the Registration Statement as Director the following entities: American Title Company of Houston, ATCOH Holding Company, Burrow Escrow Services, Inc., Cartus Asset Recovery Corporation, Cartus Corporation, CGRN, Inc., Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Referral Network, Inc., Coldwell Banker Residential Referral Network, Cornerstone Title Company, NRT Insurance Agency, Inc., NRT Sunshine Inc., NRT West, Inc., Referral Network Plus, Inc., Sotheby's International Realty, Inc., TAW Holding Inc., Texas American Title Company, The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., Title Resources Incorporated, TRG Services, Escrow, Inc., Valley of California, Inc., Waydan Title, Inc. and WREM, Inc. Marilyn J. Wasser has signed this Post-Effective Amendment to the Registration Statement as Manager of the following entities: CB Commercial NRT Pennsylvania LLC, Coldwell Banker Residential Real Estate LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC and Referral Network LLC.

9
Robert Way has signed this Post-Effective Amendment to the Registration Statement as President of the following entities: ATCOH Holding Company, American Title Company of Houston, Processing Solutions LLC, St. Joe Title Services LLC, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc. Robert Way has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company and Waydan Title, Inc.

10
David J. Weaving has signed this Post-Effective Amendment to the Registration Statement as President of Realogy Licensing LLC. David J. Weaving has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: American Title Company of Houston, ATCOH Holding Company, TAW Holding Inc., Texas American Title Company, Title Resources Incorporated and Waydan Title, Inc.

11	Marvin Levin has signed this Post-Effective Amendment to the Registration Statement as Manager of CB Commercial NRT Pennsylvania LLC.

12	Terrence D. Wright has signed this Post-Effective Amendment to the Registration Statement as Manager of Jack Gaughen LLC.

13
E. Neil Gulley has signed this Post-Effective Amendment to the Registration Statement as President of the following entities: Burrow Escrow Services, Inc., Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Guardian Title Agency, LLC, TRG Services, Escrow, Inc., West Coast Escrow Company. E. Neil Gulley has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of Case Title Company. E. Neil Gulley has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: Burrow Escrow Services, Inc., Cornerstone Title Company, Equity Title Company, First California Escrow Corporation, Guardian Holding Company, Case Title Company and West Coast Escrow Company.

14
Kevin J. Kelleher has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of the following entities: Cartus Asset Recovery Corporation and Cartus Corporation. Kevin J. Kelleher has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: Cartus Asset Recovery Corporation and Cartus Corporation.

15	Tony Wong has signed this Post-Effective Amendment to the Registration Statement as Director of Cartus Corporation.

16
Alexander E. Perriello III has signed this Post-Effective Amendment to the Registration Statement as President of CGRN, Inc. and Realogy Global Services LLC. Alexander E. Perriello III has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of Realogy Franchise Group LLC. Alexander E. Perriello III has signed this Post-Effective Amendment to the Registration Statement as Director of CGRN, Inc. and WREM, Inc.

17
Bruce G. Zipf has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of the following entities: Alpha Referral Network LLC, Burgdorff LLC, Burnet Realty LLC, Career Development Center, LLC, Coldwell Banker Commercial NRT Pennsylvania, LLC, Coldwell Banker Residential Referral Network, Inc.,

Coldwell Banker Commercial Pacific Properties LLC, Coldwell Banker Pacific Properties LLC, Coldwell Banker Real Estate Services LLC, Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Brokerage LLC, Coldwell Banker Residential Real Estate LLC, Coldwell Banker Residential Referral Network, Colorado Commercial, LLC, Home Referral Network LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Colorado LLC, NRT Columbus LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Devonshire LLC, NRT Hawaii Referral, LLC, NRT Insurance Agency, Inc., NRT LLC, NRT Mid-Atlantic LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Northfork LLC, NRT Philadelphia LLC, NRT Pittsburgh LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, NRT Sunshine Inc., NRT Texas LLC, NRT Utah LLC, NRT West, Inc., Real Estate Referral LLC, Real Estate Referrals LLC, Real Estate Services LLC, Referral Associates of New England LLC, Referral Network LLC, Referral Network Plus, Inc., Referral Network, LLC, Sotheby's International Realty Referral Company, LLC, Sotheby's International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Post-Effective Amendment to the Registration Statement as Director of the following entities: Coldwell Banker Residential Brokerage Company, Coldwell Banker Residential Referral Network, Inc., Coldwell Banker Residential Referral Network, NRT Insurance Agency, Inc., NRT Sunshine Inc., NRT West, Inc., Referral Network Plus, Inc., Sotheby's International Realty, Inc., The Sunshine Group (Florida) Ltd. Corp., The Sunshine Group, Ltd., and Valley of California, Inc. Bruce G. Zipf has signed this Post-Effective Amendment to the Registration Statement as Manager of the following entities: CB Commercial NRT Pennsylvania LLC, Coldwell Banker Residential Real Estate LLC, Jack Gaughen LLC, NRT Arizona Commercial LLC, NRT Arizona LLC, NRT Arizona Referral LLC, NRT Commercial LLC, NRT Commercial Utah LLC, NRT Development Advisors LLC, NRT Missouri LLC, NRT Missouri Referral Network LLC, NRT New England LLC, NRT New York LLC, NRT Philadelphia LLC, NRT Referral Network LLC, NRT Relocation LLC, NRT REOExperts LLC, Referral Associates of New England LLC, and Referral Network LLC. Bruce G. Zipf has signed this Post-Effective Amendment to the Registration Statement as President of CDRE TM LLC.

18	Charlotte Sears has signed this Post-Effective Amendment to the Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC and NRT Development Advisors LLC.

19	Clark W. Toole, III has signed this Post-Effective Amendment to the Registration Statement as Manager of Coldwell Banker Residential Real Estate LLC, NRT REOExperts LLC and NRT Commercial LLC.

20	Richard P. Tucker has signed this Post-Effective Amendment to the Registration Statement as Manager of Jack Gaughen LLC.

21	Paula A. Singleton has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Arizona Commercial LLC.

22	Martha Louise Appel has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Arizona LLC.

23	Malcolm MacEwen has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Arizona Referral LLC.

24	Steven Bogden has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Commercial Utah LLC.

25	Alec String has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Development Advisors LLC.

26	Collin Ellingson has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Development Advisors LLC.

27	James Dohr has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Missouri LLC and NRT Missouri Referral Network LLC.

28	Patricia A. Villani has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT New England LLC, and Referral Associates of New England LLC.

29	Patricia H. Cole has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT New York LLC.

30	Kelly Kennedy Mack has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT New York LLC.

31	William D. Yahn has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT New York LLC.

32	David Krieger has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT Philadelphia LLC.

33	Michael Coen has signed this Post-Effective Amendment to the Registration Statement as Manager of NRT REOExperts LLC.

34	Bernadette Tucker has signed this Post-Effective Amendment to the Registration Statement as Manager of Referral Network LLC.

35	Hilry S. Stroup has signed this Post-Effective Amendment to the Registration Statement as Director of TAW Holding Inc.

36
Sherry Chris has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of Better Homes and Gardens Real Estate Licensee LLC and Better Homes and Gardens Real Estate LLC.

37	Esther Semlak has signed this Post-Effective Amendment to the Registration Statement as President of Burnet Title Holding LLC and Burnet Title LLC.

38
Richard W. Davidson has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of Century 21 Real Estate LLC, World Real Estate Marketing LLC and WREM, Inc.

39	James R. Gillespie has signed this Post-Effective Amendment to the Registration Statement as Chief Executive Officer of Coldwell Banker LLC and Coldwell Banker Real Estate LLC.

40	George Hackett has signed this Post-Effective Amendment to the Registration Statement as President of Coldwell Banker Residential Referral Network, Inc.

41	Charles G. Young has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of ERA Franchise Systems LLC.

42
Vikas Bangia has signed this Post-Effective Amendment to the Registration Statement as Senior Vice President (the principal executive officer) of Global Client Solutions LLC and ONCOR International LLC.

43	Richard Hearn has signed this Post-Effective Amendment to the Registration Statement as President of Mid-Atlantic Settlement Services LLC.

44	Nancy J. LoRusso has signed this Post-Effective Amendment to the Registration Statement as President of NRT Settlement Services of Missouri LLC.

45
Richard A. Smith has signed this Post-Effective Amendment to the Registration Statement as President and Chief Executive Officer of the following entities: Realogy Operations LLC, Realogy Services Group LLC and Realogy Services Venture Partner LLC.

46	Michael R. Good has signed this Post-Effective Amendment to the Registration Statement as Chief Executive Officer of Sotheby's International Realty Affiliates LLC.

47	Kathryn Korte has signed this Post-Effective Amendment to the Registration Statement as Manager of Sotheby's International Realty Referral Company, LLC.

INDEX TO EXHIBITS

Exhibit	Description

15.3*	Letter Regarding Domus Holdings Corp. Unaudited Interim Financial Statements.
15.4*	Letter Regarding Realogy Corporation Unaudited Interim Financial Statements.
  __________

*	Filed herewith.